STOCK PURCHASE AGREEMENT

by and among

The Crypto Company,
a Nevada corporation,

Blockchain Training Alliance, Inc.
a Delaware corporation,

and

The Stockholders Named Herein

Dated as of March 15, 2021

TABLE OF CONTENTS

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement ("**Agreement**") is dated as of March 15, 2021, and is between The Crypto Company, a Nevada corporation ("**Buyer**"), Blockchain Training Alliance, Inc., a Delaware corporation (the "**Company**"), and the stockholders of the Company whose names are set forth on the signature pages attached hereto (collectively, the "**Sellers**").

PREAMBLE

Sellers desire to sell, and Buyer desires to purchase, all of the issued and outstanding shares of capital stock (the "**Shares**") of the Company, for the consideration and on the terms set forth in this Agreement.

In consideration of the premises, the parties, agree as follows:

Article 1
DEFINITIONS

1.1 **Definitions.** For purposes of this Agreement, the following terms have the meanings specified or referred to below:

"**Accounts Receivable**" – as defined in **Section 3.8**.

"**Applicable Contract**" – any Contract (i) under which the Company has or may acquire any rights, (ii) under which the Company has or may become subject to any obligation or liability, or (iii) by which the Company or any of the assets owned or used by it is or may become bound.

"**Balance Sheet**" – as defined in **Section 3.4**.

"**Best Efforts**" – the efforts that a prudent Person would use in similar circumstances to ensure that a desired result is achieved as expeditiously as possible.

"**Breach**" – a "Breach" of a representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered in accordance with this Agreement will be deemed to have occurred if there is or has been (i) any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision, or (ii) any claim (by any Person) or other occurrence or circumstance that is or was inconsistent with such representation, warranty, covenant, obligation, or other provision, and the term "Breach" means any such inaccuracy, breach, failure, claim, occurrence, or circumstance.

"**Buyer**" – as defined in the first paragraph of this Agreement.

"**Closing**" – as defined in **Section 2.3**.

"**Closing Date**" – the date and time as of which the Closing actually takes place.

"**Company**" – as defined in the Preamble of this Agreement.

"**Consent**" – any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

"**Contemplated Transactions**" – all of the transactions contemplated by this Agreement, including:

(a) the sale of the Shares by Sellers to Buyer;

(b) the execution, delivery, and performance of the Employment Agreements, the Noncompetition Agreements and the Sellers' Releases;

(c) the performance by Buyer and Sellers of their respective covenants and obligations under this Agreement; and

(d) Buyer's acquisition and ownership of the Shares and exercise of control over the Company.

"**Contract**" – any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

"**Damages**" – as defined in **Section 10.2**.

"**Employment Agreements**" – as defined in **Section 2.4(a)(3)**.

"**Encumbrance**" – any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

"**Environment**" – soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

"**Environmental, Health, and Safety Liabilities**" – any cost, damages, expense, liability, obligation, or other responsibility arising from or under Environmental Law or Occupational Safety and Health Law and consisting of or relating to:

(a) any environmental, health, or safety matters or conditions (including on-site or off-site contamination, occupational safety and health, and regulation of chemical substances or products);

(b) fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands and response, investigative, remedial, or inspection costs and expenses arising under Environmental Law or Occupational Safety and Health Law;

(c) financial responsibility under Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment, or other remediation or response actions ("Cleanup") required by applicable Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages; or

(d) any other compliance, corrective, investigative, or remedial measures required under Environmental Law or Occupational Safety and Health Law.

The terms "removal," "remedial," and "response action," include the types of activities covered by the United States Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq., as amended ("**CERCLA**").

"**Environmental Law**" – any Legal Requirement that requires or relates to:

(a) advising appropriate authorities, employees, and the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment;

(b) preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the Environment;

(c) reducing the quantities, preventing the release, or minimizing the hazardous characteristics of wastes that are generated;

(d) assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of;

(e) protecting resources, species, or ecological amenities;

(f) reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil, or other potentially harmful substances;

(g) cleaning up pollutants that have been released, preventing the threat of release, or paying the costs of such clean up or prevention; or

(h) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

"**ERISA**" – the Employee Retirement Income Security Act of 1974 or any successor law, and regulations and rules issued in accordance with that Act or any successor law.

"**Facilities**" – any real property, leaseholds, or other interests currently or formerly owned or operated by the Company and any buildings, plants, structures, or equipment (including motor vehicles, tank cars, and rolling stock) currently or formerly owned or operated by the Company.

"**GAAP**" – generally accepted United States accounting principles, applied on a basis consistent with the basis on which the Balance Sheet and the other financial statements referred to in **Section 3.4(b)** were prepared.

"**Governmental Authorization**" – any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or under any Legal Requirement.

"**Governmental Body**" – any:

(a) nation, state, county, city, town, village, district, or other jurisdiction of any nature;

(b) federal, state, local, municipal, foreign, or other government;

(c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal);

(d) multi-national organization or body; or

(e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

"**Hazardous Activity**" – the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment, or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about, or from the Facilities or any part thereof into the Environment, and any other act, business, operation, or thing that increases the danger, or risk of danger, or poses an unreasonable risk of harm to persons or property on or off the Facilities, or that may affect the value of the Facilities or the Company.

"**Hazardous Materials**" – any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefore and asbestos or asbestos-containing materials.

"**Intellectual Property Assets**" – as defined in **Section 3.22**.

"**Interim Balance Sheet**" – as defined in **Section 3.4**.

"**IRC**" – the Internal Revenue Code of 1986 or any successor law, and regulations issued by the IRS in accordance with the Internal Revenue Code or any successor law.

"**IRS**" – the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

"**Knowledge**" – an individual will be deemed to have "Knowledge" of a particular fact or other matter if:

(a) such individual is actually aware of such fact or other matter; or

(b) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter.

A Person (other than an individual) will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, partner, executor, or trustee of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter.

"**Legal Requirement**" – any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

"**Material Adverse Change**" or "**Material Adverse Effect**" – any change or effect that would be materially adverse to the business, assets, condition (financial or otherwise), operating results, operations, or business prospects of the Company, taken as a whole, or on the ability of Sellers to consummate the Contemplated Transactions in a timely manner (regardless of whether or not such adverse effect or change can be or has been cured at any time or whether Buyer has knowledge of such effect or change on the date hereof), including any adverse change, event, development, or effect arising from or relating to (i) general business or economic conditions, including such conditions related to the business of Company, (ii) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not as authorized by a declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (iii) financial, banking, or securities markets (including any suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange, American Stock Exchange, or Nasdaq National Market for a period in excess of three hours or any decline of either the Dow Jones Industrial Average or the Standard & Poor's Index of 500 Industrial Companies by an amount in excess of 15% measured from the close of business on the date hereof), (iv) changes in United States generally accepted accounting principles, (v) changes in law, rules, regulations, orders, or other binding directives issued by any governmental entity, and (vi) the taking of any action contemplated by this Agreement and the other agreements contemplated hereby.

"**Noncompetition Agreements**" – as defined in **Section 2.4(a)(4)**.

"**Occupational Safety and Health Law**" – any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (including those promulgated or sponsored by

industry associations and insurance companies), designed to provide safe and healthful working conditions.

"**Order**" – any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

"**Ordinary Course of Business**" – an action taken by a Person will be deemed to have been taken in the "Ordinary Course of Business" only if:

(a) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person;

(b) such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority); and

(c) such action is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

"**Organizational Documents**" – (i) the articles or certificate of incorporation and the bylaws of a corporation; (ii) the partnership agreement and any statement of partnership of a general partnership; (iii) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (iv) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (v) any amendment to any of the foregoing.

"**Person**" – any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

"**Plan**" – as defined in **Section 3.13**.

"**Proceeding**" – any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

"**Related Person**" – with respect to:

(a) a particular individual (i) each other member of such individual's Family; (ii) any Person that is directly or indirectly controlled by such individual or one or more members of such individual's Family; (iii) any Person in which such individual or members of such individual's Family hold (individually or in the aggregate) a Material Interest; and (iv) any Person with respect to which such individual or one or more members of such individual's Family serves as a director, officer, partner, executor, or trustee (or in a similar capacity).

(b) a specified Person other than an individual (i) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person; (ii) any Person that holds a Material Interest in such specified Person; (iii) each Person that serves as a director, officer, partner, executor, or trustee of such specified Person (or in a similar capacity); (iv) any Person in which such specified Person holds a Material Interest; (v) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and (vi) any Related Person of any individual described in clauses (ii) or (iii).

(c) For purposes of this definition, (i) the "**Family**" of an individual includes (A) the individual, (B) the individual's spouse, (C) any other natural person who is related to the individual or the individual's spouse within the second degree, and (D) any other natural person who resides with such individual, and (ii) "**Material Interest**" means direct or indirect beneficial ownership (as defined in Rule 13d(3) under the Securities Exchange Act of 1934) of voting securities or other voting interests representing at least 5% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 5% of the outstanding equity securities or equity interests in a Person.

"**Release**" – any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, or other releasing into the Environment, whether intentional or unintentional.

"**Representative**" – with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

"**Securities Act**" – the Securities Act of 1933 or any successor law, and regulations and rules issued in accordance with that Act or any successor law.

"**Sellers**" – as defined in the first paragraph of this Agreement.

"**Sellers' Releases**" – as defined in **Section 2.4**.

"**Shares**" – all issued and outstanding shares of any and all classes of capital stock of the Company as of the Closing Date.

"**Subsidiary**" – with respect to any Person (the "Parent"), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation's or other Person's board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Parent or one or more of its Subsidiaries; when used without reference to a particular Person, "Subsidiary" means a Subsidiary of the Company.

"**Tax**" – shall mean any federal, state, local or foreign taxes, assessments, interest, penalties, deficiencies, fees and other governmental charges or impositions (including without limitation all income tax, capital, gross income, gross receipts, profits, withholding, employment, unemployment compensation, social security, payroll, sales and use, transfer, excise, privilege, goods and services, severance, stamp, occupation, premium, property, ad valorem, franchise,

license, school customs, duties and any other taxes, fees or assessments, or other governmental charges or impositions imposed by a Governmental Body and under any applicable Legal Requirement.

"**Tax Return**" – any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

"**Threat of Release**" – a substantial likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.

"**Threatened**" – a claim, Proceeding, dispute, action, or other matter will be deemed to have been "Threatened" if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), or if any other event has occurred or any other circumstances exist, that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.

1.2 **Other Definitional Provisions**.

(a) Accounting Terms. As used in this Agreement, accounting terms not defined in this Agreement, and accounting terms partly defined to the extent not defined, will have the respective meanings given to them under generally accepted accounting principles.

(b) References. The word "herein" and words of similar import when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement, and section, subsection, schedule and exhibit references are to this Agreement unless otherwise specified.

(c) Gender, Number. Words of the masculine gender include the feminine or neuter genders, and vice versa, where applicable. Words of the singular number include the plural number, and vice versa, where applicable.

(d) Including. The word "including" when used herein to introduce a list, shall be deemed to mean "including, without limitation" unless specifically provided to the contrary.

Article 2
SALE AND TRANSFER OF SHARES; CLOSING

2.1 **Shares.** Subject to the terms of this Agreement, at the Closing, Sellers will sell and transfer the Shares to Buyer, and Buyer will purchase the Shares from Sellers.

2.2 **Purchase Price.** The aggregate purchase price (the "**Purchase Price**") for the Shares will be One Million Two Hundred Fifty Thousand Dollars ($1,250,000). Such

consideration shall be paid by the Buyer as follows: (i) $600,000 paid in cash at the Closing, (ii) issuance and delivery of that number of shares of the Buyer's restricted common stock to the Sellers equal to $500,000 divided by the lesser of (x) eighty percent (80%) of the twenty (20) day weighted average closing price for the Buyer's common stock prior to the Closing (defined below) or (y) $10.00, and (iii) issuance of a promissory note for $150,000 that shall be due and payable on the twelve month anniversary of the Closing, respectively.

2.3 **Closing.** The purchase and sale (the "**Closing**") provided for in this Agreement will take place at the offices of Buyer's counsel at the offices of Polsinelli LLP at 2049 Century Park East, Suite 2900, Los Angeles, CA 90067, at 10:00 a.m. (local time) on the second (2nd) business day after the satisfaction or waiver of, but subject to the continued satisfaction or waiver of, the conditions set forth in **Article 7** (other than any such conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) or at such other time and place as the parties may agree. Subject to the provisions of **Article 9**, failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined under this **Section 2.3** will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.

2.4 **Closing Obligations.** At the Closing:

(a) Deliveries of Sellers. Sellers will deliver to Buyer:

(1) certificates representing the Shares, duly endorsed (or accompanied by duly executed stock powers) for transfer to Buyer;

(2) releases in a mutually agreeable form executed by Sellers (collectively, "**Sellers' Releases**");

(3) employment agreements in a mutually agreeable form, executed by Sellers (collectively, "**Employment Agreements**");

(4) noncompetition agreements in a mutually agreeable form, executed by Sellers (collectively, the "**Noncompetition Agreements**"); **and**

(5) a certificate executed by Sellers representing and warranting to Buyer that each of Sellers' representations and warranties in this Agreement was accurate in all respects as of the date of this Agreement and is accurate in all respects as of the Closing Date as if made on the Closing Date (giving full effect to any supplements to the Schedules that were delivered by Sellers to Buyer before the Closing Date in accordance with **Section 5.5**).

(6) At the Closing, Sellers will deliver the Company debt-free. Sellers may direct that Buyer pay-off any and all outstanding debt of the Company at the time of the Closing from the cash portion of the Purchase Price.

(b) Deliveries of Buyer. Buyer will deliver to Sellers:

(1) $600,000 to Sellers pursuant to their pro rata beneficial ownership of the Company, to be delivered either by bank cashier's or certified check, or by wire transfer to accounts specified by Sellers;

(2) the Promissory Notes;

(3) share certificates representing each Seller's pro rata portion of the capital stock portion of the Purchase Price;

(4) a certificate executed by Buyer to the effect that, except as otherwise stated in such certificate, each of Buyer's representations and warranties in this Agreement was accurate in all respects as of the date of this Agreement and is accurate in all respects as of the Closing Date as if made on the Closing Date; and

(5) the Employment Agreements, executed by Buyer.

Article 3
REPRESENTATIONS AND WARRANTIES OF SELLERS

Sellers jointly and severally represent and severally warrant to Buyer as of the date hereof, and as of Closing, as follows:

3.1 **Organization And Good Standing**.

(a) Organization. **Schedule 3.1** contains a complete and accurate list for the Company of (i) its jurisdiction of incorporation, (ii) other jurisdictions in which it is authorized to do business, and (iii) its capitalization (including the identity of each stockholder and the number of shares held by each). The Company is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation, with full corporate power to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under Applicable Contracts. The Company is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification in which the failure to qualify could have a material adverse effect on the Company.

(b) Organizational Documents. Sellers have delivered to Buyer copies of the Organizational Documents of the Company, as currently in effect. And the Company is not in default under or in violation of any provision of its Organizational Documents.

3.2 **Authority; No Conflict**.

(a) Valid Agreement. This Agreement constitutes the legal, valid, and binding obligation of Sellers, enforceable against Sellers in accordance with its terms. Upon the execution and delivery by Sellers of the Employment Agreements, the Sellers' Releases, and the Noncompetition Agreements (collectively, the "**Sellers' Closing Documents**"), the Sellers' Closing Documents will constitute the legal, valid, and binding obligations of

Sellers, enforceable against Sellers in accordance with their respective terms. Each Seller has the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and the Sellers' Closing Documents and to perform their obligations under this Agreement and the Sellers' Closing Documents.

(b) No Conflict. Except as set forth in **Schedule 3.2**, neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

(1) contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of the Company, or (B) any resolution adopted by the board of directors or the stockholders of the Company;

(2) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Company or either Seller, or any of the assets owned or used by the Company, may be subject;

(3) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by the Company or that otherwise relates to the business of, or any of the assets owned or used by, the Company;

(4) cause Buyer or the Company to become subject to, or to become liable for the payment of, any Tax;

(5) cause any of the assets owned by the Company to be reassessed or revalued by any Governmental Body;

(6) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract; or

(7) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by the Company.

(c) Required Consents. Except as set forth in **Schedule 3.2**, neither the Company nor any Seller is or will be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

(d) Compliance With Securities Act. Sellers are acquiring the Promissory Notes for their own account and not with a view to their distribution within the meaning of

Section 2(11) of the Securities Act. Each Seller is an "accredited investor" as such term is defined in Rule 501(a) under the Securities Act.

3.3 **Capitalization.** The authorized equity securities of the Company consist of 60,000,000 shares of common stock, no par value per share, of which 5,450,000 shares are issued and outstanding and constitute the Shares. Sellers are and will be on the Closing Date the record and beneficial owners and holders of the Shares, free and clear of all Encumbrances. No legend or other reference to any purported Encumbrance appears upon any certificate representing equity securities of the Company. All of the outstanding equity securities of the Company have been duly authorized and validly issued and are fully paid and nonassessable. There are no Contracts relating to the issuance, sale, or transfer of any equity securities or other securities of the Company. There are no outstanding phantom stock plans, stock appreciation rights or similar rights measured with respect to any equity securities of the Company. None of the outstanding equity securities or other securities of the Company were issued in violation of the Securities Act or any other Legal Requirement. The Company does not own, nor does it have any Contract to acquire, any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business.

3.4 **Financial Statements.** For the Company, Sellers have delivered to Buyer:

(a) unaudited consolidated balance sheets, and the related unaudited consolidated statements of income, changes in stockholders' equity, and cash flow for each of the immediately preceding three (3) fiscal years;

(b) a consolidated balance sheet as at December 31, 2020 (including the notes thereto, the "**Balance Sheet**"), and the related consolidated statements of income, changes in stockholders' equity, and cash flow for the fiscal year then ended; and

(c) an unaudited consolidated balance sheet as at January 31, 2021 (the "**Interim Balance Sheet**") and the related unaudited consolidated statements of income, changes in stockholders' equity, and cash flow for the three months then ended, including in each case the notes thereto.

Such financial statements and notes fairly present the financial condition and the results of operations, changes in stockholders' equity, and cash flow of the Company as at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP; the financial statements referred to in this Section reflect the consistent application of such accounting principles throughout the periods involved. No financial statements of any Person other than the Company is required by GAAP to be included in the consolidated financial statements of the Company.

3.5 **Books and Records.** The books of account, minute books, stock record books, and other records of the Company, all of which have been made available to Buyer, are complete and correct and have been maintained in accordance with sound business practices. The minute books of the Company contain accurate and complete records of all meetings held of, and corporate action taken (whether at a meeting or by written consent) by, the stockholders, the Boards of Directors, and committees of the Boards of Directors of the Company, and no meeting of any such

stockholders, Board of Directors, or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Company.

3.6 **Real Properties.**

(a) Real Property. **Schedule 3.6(a)** contains a complete and accurate list of all real property, leaseholds, or other interests therein owned by the Company (collectively, the "**Real Property**"). For each parcel of Real Property such schedule lists (i) whether the Company owns the fee or a leasehold interest, (ii) the address and (iii) the function.

(b) Leased Real Estate. **Schedule 3.6(b)** lists each parcel of Real Property in which the Company owns a leasehold interest (collectively, the "**Leased Real Estate**"), and for each parcel, **Schedule 3.6(b)** discloses (i) the date of the applicable lease (each a "**Lease**"), (ii) the name of the landlord (and owner if different than the landlord), (iii) the name of the lessee and any sublessee, (iv) the location and use of the property, (v) the monthly base rental payment, (vi) any scheduled or formula increases in base rent, (vii) a description of any provisions for tax or expense pass-throughs, (viii) the amount of any security deposit, (ix) the Lease expiration date, (x) all options to renew such Lease and/or acquire such property, and (xi) whether there are any non-disturbance agreements from mortgagees or paramount lessors. Sellers have delivered to Buyer true and complete copies of all Leases, all amendments and supplements thereto and all such non-disturbance agreements. The Company has not assigned any Lease or any interest therein or subleased any portion of the Leased Real Estate. Each Lease is in full force and effect and there are no defaults under any Lease, and no event has occurred which, with the giving of notice or passage of time or both, would constitute a default under any Lease. Neither the execution or performance of this Agreement nor the consummation of any of the Contemplated Transactions, will result in a breach of or constitute a default under any of the Leases.

3.7 **Other Properties.** The Company owns all the properties and assets (whether fixtures, personal, or mixed and whether tangible or intangible) other than the Real Property that they purport to own located in the facilities owned or operated by the Company or reflected as owned in the books and records of the Company, including all of the properties and assets reflected in the Balance Sheet and the Interim Balance Sheet (except for assets held under capitalized leases disclosed in **Schedule 3.7** and personal property sold since the date of the Balance Sheet and the Interim Balance Sheet, as the case may be, in the Ordinary Course of Business).

(a) Subsequent Acquisitions. The Company owns all of the properties and assets purchased or otherwise acquired by the Company since the date of the Balance Sheet (except for personal property acquired and sold since the date of the Balance Sheet in the Ordinary Course of Business and consistent with past practice).

(b) No Encumbrances. All material properties and assets (other than the Real Property) reflected in the Balance Sheet and the Interim Balance Sheet are free and clear of all Encumbrances of any nature except:

(1) liens or security interests shown on the Balance Sheet or the Interim Balance Sheet as securing specified liabilities or obligations, with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists,

(2) liens or security interests incurred in connection with the purchase of property or assets after the date of the Interim Balance Sheet (liens and security interests being limited to the property or assets so acquired), with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, and

(3) liens for current taxes not yet due.

3.8 **Accounts Receivable.** All accounts receivable of the Company that are reflected on the Balance Sheet or the Interim Balance Sheet or on the accounting records of the Company as of the Closing Date (collectively, the "**Accounts Receivable**") represent or will represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business. Unless paid before the Closing Date, the Accounts Receivable are or will be as of the Closing Date current and collectible, net of the respective reserves shown on the Balance Sheet or the Interim Balance Sheet or on the accounting records of the Company as of the Closing Date (which reserves are adequate and calculated consistent with past practice and, in the case of the reserve as of the Closing Date, will not represent a greater percentage of the Accounts Receivable as of the Closing Date than the reserve reflected in the Interim Balance Sheet and will not represent a material adverse change in the composition of such Accounts Receivable in terms of aging). Subject to such reserves, each of the Accounts Receivable either has been or will be collected in full, without any set-off, within ninety days after the day on which it first becomes due and payable. There is no contest, claim, or right of set-off, other than returns in the Ordinary Course of Business, under any Contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable. **Schedule 3.8** contains a complete and accurate list of all Accounts Receivable as of the date of the Interim Balance Sheet, which list sets forth the aging of such Accounts Receivable.

3.9 **Reserved.**

3.10 **No Undisclosed Liabilities.** Except as set forth in **Schedule 3.10**, the Company has no liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) except for liabilities or obligations reflected or reserved against in the Balance Sheet or the Interim Balance Sheet and current liabilities incurred in the Ordinary Course of Business since the respective dates thereof.

3.11 **Taxes**.

(a) Tax Returns Filed. The Company has filed or caused to be filed (on a timely basis since January 1, 2018) all Tax Returns that are or were required to be filed by or with respect to any of them, either separately or as a member of a group of corporations, in accordance with applicable Legal Requirements. Sellers have delivered to Buyer copies of, and **Schedule 3.11(a)** contains a complete and accurate list of, all such Tax Returns

filed since January 1, 2018. The Company has paid, or made provision for the payment of, all Taxes that have or may have become due under those Tax Returns or otherwise, or under any assessment received by Sellers or the Company, except such Taxes, if any, as are listed in **Schedule 3.11(a)** and are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided in the Balance Sheet and the Interim Balance Sheet.

(b) Audits. The United States federal and state income Tax Returns of the Company subject to such Taxes have been audited by the IRS or relevant state tax authorities or are closed by the applicable statute of limitations for all taxable years through 2018. **Schedule 3.11(b)** contains a complete and accurate list of all audits of all such Tax Returns, including a reasonably detailed description of the nature and outcome of each audit. All deficiencies proposed as a result of such audits have been paid, reserved against, settled, or, as described in **Schedule 3.11(b)**, are being contested in good faith by appropriate proceedings. **Schedule 3.11(b)** describes all adjustments to the United States federal income Tax Returns filed by the Company therefore all taxable years since 2018, and the resulting deficiencies proposed by the IRS. Except as described in **Schedule 3.11(b)**, neither the Company nor any Seller has given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes of the Company or for which the Company may be liable.

(c) Reserves. The charges, accruals, and reserves with respect to Taxes on the respective books of the Company are adequate (determined in accordance with GAAP) and are at least equal to the Company's liability for Taxes. There exists no proposed tax assessment against the Company except as disclosed in the Balance Sheet or in **Schedule 3.11(c)**. No consent to the application of Section 341(f)(2) of the IRC has been filed with respect to any property or assets held, acquired, or to be acquired by the Company. All Taxes that the Company is or was required by Legal Requirements to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Body or other Person.

(d) Accurate. All Tax Returns filed by (or that include on a consolidated basis) the Company are true, correct, and complete. There is no tax sharing agreement that will require any payment by the Company after the date of this Agreement.

3.12 **No Material Adverse Change.** Since the date of the Balance Sheet, there has not been any Material Adverse Change in the business, operations, properties, prospects, assets, or condition of the Company, and no event has occurred or circumstance exists that may result in such a Material Adverse Change.

3.13 **Employee Benefits**.

(a) Definitions. As used in this Section, the following terms have the meanings set forth below.

(1) "**ERISA Affiliate**" means, with respect to the Company, any other person that, together with the Company, would be treated as a single employer under IRC § 414.

(2) "**Multi-Employer Plan**" has the meaning given in ERISA § 3(37)(A).

(3) "**Other Benefit Obligations**" means all obligations, arrangements, or customary practices, whether or not legally enforceable, to provide benefits, other than salary, as compensation for services rendered, to present or former directors, employees, or agents, other than obligations, arrangements, and practices that are Plans. Other Benefit Obligations include consulting agreements under which the compensation paid does not depend upon the amount of service rendered, sabbatical policies, severance payment policies, and fringe benefits within the meaning of IRC § 132.

(4) "**PBGC**" means the Pension Benefit Guaranty Corporation, or any successor thereto.

(5) "**Pension Plan**" has the meaning given in ERISA § 3(2)(A).

(6) "**Plan**" has the meaning given in ERISA § 3(3).

(7) "**Plan Sponsor**" has the meaning given in ERISA § 3(16)(B).

(8) "**Qualified Plan**" means any Plan that meets or purports to meet the requirements of IRC § 401(a) (including Plans described in IRC § 403(b)).

(9) "**Company Other Benefit Obligation**" means an Other Benefit Obligation owed, adopted, or followed by the Company or an ERISA Affiliate.

(10) "**Company Plan**" means a Plan of which the Company or an ERISA Affiliate is or was a Plan Sponsor, or to which the Company or an ERISA Affiliate otherwise contributes or has contributed, or in which the Company or an ERISA Affiliate otherwise participates or has participated. All references to Plans are to Company Plans unless the context requires otherwise.

(11) "**Company VEBA**" means a VEBA whose members include employees of Company or any ERISA Affiliate.

(12) "**Title IV Plans**" means all Pension Plans that are subject to Title IV of ERISA, 29 U.S.C. § 1301 et seq., other than Multi-Employer Plans.

(13) "**VEBA**" means a voluntary employees' beneficiary associate under IRC § 501(c)(9).

(14) "**Welfare Plan**" has the meaning given in ERISA § 3(1).

(b) Disclosure Schedules. **Schedule 3.13(b)** sets forth the following:

(1) **Schedule 3.13(b)(1)** contains a complete and accurate list of all current Company Plans, Seller Other Benefit Obligations, and Company VEBAs as of the date of this Agreement as well as a complete and accurate list of any Company Plans, Company Other Benefit Obligations, and Company VEBAs no longer offered but offered within the last five (5) years, and identifies as such all Company Plans that are:

(A) defined benefit Pension Plans;

(B) Qualified Plans;

(C) Title IV Plans;

(D) Multi-Employer Plans;

(E) VEBAs; or

(F) Welfare Plans.

(2) **Schedule 3.13(b)(2)** contains a complete and accurate list of:

(A) all ERISA Affiliates;

(B) all Plans of which any such ERISA Affiliate is or was a Plan Sponsor, and

(C) all Plans in which any such ERISA Affiliate participates or has participated, or to which any such ERISA Affiliate contributes or has contributed.

(c) Company Plans and Company Other Benefit Obligations. The Company has no Company Plans and no Company Other Benefits Obligations.

(d) Title IV Plans and Multi-Employer Plans.

(1) Neither Company nor any other ERISA Affiliate has established, maintained, or contributed to, or had any obligation to establish, maintain or contribute to any:

(A) plan or arrangement that is a Title IV Plan;

(B) Multi-Employer Plan; or

(C) multiple employer plan as defined in IRC § 413(c).

(2) Neither the Company nor any ERISA Affiliate has ceased operations at any facility or has withdrawn from any Title IV Plan or Multi-

Employer Plan in a manner that would subject any entity or the Company to liability under ERISA § 4062(e), § 4063, or § 4064.

(e) Health and Welfare Plans and VEBAs.

(1) Neither the Company nor any other ERISA Affiliate has established, maintained, or contributed to, or had any obligation to establish, maintain or contribute to:

(A) a multiple employer welfare arrangement within the meaning of ERISA Section 3(40)(A); or

(B) a voluntary employees' beneficiary association under IRC § 501(c)(9).

(2) Neither the Company nor any other ERISA Affiliate has any obligation to provide any medical, life or similar benefits to current or future retired or terminated employees, their spouses or dependents following termination of employment except as required in ERISA § 601.

(3) All claims which have been incurred prior to Closing, regardless whether reported, shall be processed through and paid under Company's Welfare Plans (including for this purpose, any educational reimbursement or assistance program). For this purpose, a claim shall be deemed incurred:

(A) with respect to medical benefits, other than as described in Clause (B) immediately below, at the time services or materials are received;

(B) with respect to benefits for hospital or nursing home confinement, including doctors' visits, nursing services and other services and supplies furnished in conjunction with the confinement, at the time the confinement commenced;

(C) with respect to life or survivor benefits, at the time of the death;

(D) with respect to short- or long-term disability or accident and sickness benefits, at the time the disability commenced;

(E) with respect to amounts payable under workers' compensation or other similar laws, at the time the disability, accident or illness commenced; and

(F) with respect to tuition or educational reimbursements, at the time the class or program commenced.

With respect to any employee who is not actively at work on the Closing Date (for reasons other than normal scheduling or vacation), including former employees who terminated or retired prior to the Closing Date, employees on leave of absence for medical or other reasons, and employees on layoff, Company shall remain responsible for and continue any applicable welfare benefit plan coverage until such time, if any, as such employee returns to active service with the Company.

(f) COBRA. Company has complied with the provisions of ERISA § 601 et seq. and IRC § 4980B. Further, Company shall also remain responsible for and continue to provide any applicable health care continuation coverage under IRC § 4980B to employees or their dependents if the "qualifying event" (as defined in IRC § 4980B(f)(3)) occurred prior to Closing.

3.14 **Compliance With Legal Requirements; Governmental Authorizations**.

(a) Compliance with Legal Requirements. Except as set forth in **Schedule 3.14(a)**:

(1) the Company is, and at all times since January 1, 2018 has been, in full compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets;

(2) no event has occurred or circumstance exists that (with or without notice or lapse of time) (i) may constitute or result in a violation by the Company of, or a failure on the part of the Company to comply with, any Legal Requirement, or (ii) may give rise to any obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and

(3) the Company has not received, at any time since January 1, 2018, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (i) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement, or (ii) any actual, alleged, possible, or potential obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

(b) Government Authorizations. **Schedule 3.14(b)** contains a complete and accurate list of each Governmental Authorization that is held by the Company or that otherwise relates to the business of, or to any of the assets owned or used by, the Company. Each Governmental Authorization listed or required to be listed in **Schedule 3.14(b)** is valid and in full force and effect. Except as clearly set forth in **Schedule 3.14(b)**:

(1) the Company is, and at all times since January 1, 2018 has been, in full compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in **Schedule 3.14(b)**;

(2) no event has occurred or circumstance exists that may (with or without notice or lapse of time) (i) constitute or result directly or indirectly in a

violation of or a failure to comply with any term or requirement of any Governmental Authorization listed or required to be listed in **Schedule 3.14(b)**, or (ii) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any Governmental Authorization listed or required to be listed in **Schedule 3.14(b)**;

(3) the Company has not received, at any time since January 1, 2018, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (i) any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any Governmental Authorization, or (ii) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Governmental Authorization; and

(4) all applications required to have been filed for the renewal of the Governmental Authorizations listed or required to be listed in **Schedule 3.14(b)** have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.

The Governmental Authorizations listed in **Schedule 3.14(b)** collectively constitute all of the Governmental Authorizations necessary to permit the Company to lawfully conduct and operate their businesses in the manner they currently conduct and operate such businesses and to permit the Company to own and use their assets in the manner in which they currently own and use such assets.

3.15 **Legal Proceedings; Orders**.

(a) Proceedings. Except as set forth in **Schedule 3.15(a)**, there is no pending Proceeding:

(1) that has been commenced by or against the Company or that otherwise relates to or may affect the business of, or any of the assets owned or used by, the Company; or

(2) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.

To the Knowledge of Sellers and the Company, (i) no such Proceeding has been Threatened, and (ii) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding. Sellers have delivered to Buyer copies of all pleadings, correspondence, and other documents relating to each Proceeding listed in **Schedule 3.15(a)**. The Proceedings listed in **Schedule 3.15(a)** will not have a Material Adverse Effect on the business, operations, assets, condition, or prospects of the Company.

(b) Orders. Except as set forth in **Schedule 3.15(b)**:

(1) there is no Order to which the Company, or any of the assets owned or used by the Company, is subject;

(2) neither Seller is subject to any Order that relates to the business of, or any of the assets owned or used by, the Company; and

(3) officer, director, agent, or employee of the Company is subject to any Order that prohibits such officer, director, agent, or employee from engaging in or continuing any conduct, activity, or practice relating to the business of the Company.

3.16 **Absence of Certain Changes and Events**.

Except as set forth in **Schedule 3.16**, since the date of the Balance Sheet, the Company has conducted their businesses only in the Ordinary Course of Business and there has not been any:

(1) change in the Company's authorized or issued capital stock; grant of any stock option or right to purchase shares of capital stock of the Company; issuance of any security convertible into such capital stock; grant of any registration rights; purchase, redemption, retirement, or other acquisition by the Company of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock;

(2) amendment to the Organizational Documents of the Company;

(3) payment or increase by the Company of any bonuses, salaries, or other compensation to any stockholder, director, officer, or (except in the Ordinary Course of Business) employee or entry into any employment, severance, or similar Contract with any director, officer, or employee;

(4) adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of the Company;

(5) damage to or destruction or loss of any asset or property of the Company, whether or not covered by insurance, materially and adversely affecting the properties, assets, business, financial condition, or prospects of the Company, taken as a whole;

(6) entry into, termination of, or receipt of notice of termination of (i) any license, distributorship, dealer, sales representative, joint venture, credit, or similar agreement, or (ii) any Contract or transaction involving a total remaining commitment by or to the Company of at least $10,000;

(7) sale (other than sales of inventory in the Ordinary Course of Business), lease, or other disposition of any asset or property of the Company or mortgage, pledge, or imposition of any lien or other encumbrance on any material

asset or property of the Company, including the sale, lease, license, or other disposition of any of the Intellectual Property Assets;

(8) cancellation or waiver of any claims or rights with a value to the Company in excess of $10,000;

(9) material change in the accounting methods used by the Company; or

(10) agreement, whether oral or written, by the Company to do any of the foregoing.

3.17 **Contracts; No Defaults.**

(a) List of Applicable Contracts. **Schedule 3.17(a)** contains a complete and accurate list, and Sellers have delivered to Buyer true and complete copies, of:

(1) each Applicable Contract that involves performance of services or delivery of goods or materials by the Company of an amount or value in excess of $10,000;

(2) each Applicable Contract that involves performance of services or delivery of goods or materials to the Company of an amount or value in excess of $10,000;

(3) each Applicable Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts of the Company in excess of $10,000;

(4) each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Applicable Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $10,000 and with terms of less than one year);

(5) each licensing agreement or other Applicable Contract with respect to patents, trademarks, copyrights, or other intellectual property, including agreements with current or former employees, consultants, or contractors regarding the appropriation or the non-disclosure of any of the Intellectual Property Assets;

(6) each collective bargaining agreement and other Applicable Contract to or with any labor union or other employee representative of a group of employees;

(7) each joint venture, partnership, and other Applicable Contract (however named) involving a sharing of profits, losses, costs, or liabilities by the Company with any other Person;

(8) each Applicable Contract containing covenants that in any way purport to restrict the business activity of the Company or any Affiliate of the Company or limit the freedom of the Company or any Affiliate of the Company to engage in any line of business or to compete with any Person;

(9) each Applicable Contract providing for payments to or by any Person based on sales, purchases, or profits, other than direct payments for goods;

(10) each power of attorney that is currently effective and outstanding;

(11) each Applicable Contract entered into other than in the Ordinary Course of Business that contains or provides for an express undertaking by the Company to be responsible for consequential damages;

(12) each Applicable Contract for capital expenditures in excess of $10,000;

(13) each written warranty, guaranty, and or other similar undertaking with respect to contractual performance extended by the Company other than in the Ordinary Course of Business; and

(14) each amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing.

Schedule 3.17(a) sets forth reasonably complete details concerning such Contracts, including the parties to the Contracts, the amount of the remaining commitment of the Company under the Contracts, and the office where details relating to the Contracts are located.

(b) Rights of Seller. Except as set forth in **Schedule 3.17(b)**:

(1) neither Seller (and no Related Person of either Seller) has or may acquire any rights under, and neither Seller has or may become subject to any obligation or liability under, any Contract that relates to the business of, or any of the assets owned or used by, the Company; and

(2) no officer, director, agent, employee, consultant, or contractor of the Company is bound by any Contract that purports to limit the ability of such officer, director, agent, employee, consultant, or contractor to (i) engage in or continue any conduct, activity, or practice relating to the business of the Company, or (ii) assign to the Company or to any other Person any rights to any invention, improvement, or discovery.

(c) Enforceable. Except as set forth in **Schedule 3.17(c)**, each Contract identified or required to be identified in **Schedule 3.17(a)** is in full force and effect and is valid and enforceable in accordance with its terms.

(d) Compliance with Terms. Except as set forth in **Schedule 3.17(d)**:

(1) The Company is, and at all times since January 1, 2018 has been, in full compliance with all applicable terms and requirements of each Contract under which the Company has or had any obligation or liability or by which the Company or any of the assets owned or used by the Company is or was bound;

(2) each other Person that has or had any obligation or liability under any Contract under which the Company has or had any rights is, and at all times since January 1, 2018 has been, in full compliance with all applicable terms and requirements of such Contract;

(3) no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give the Company or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract; and

(4) the Company has not given to or received from any other Person, at any time since January 1, 2018, any notice or other communication (whether oral or written) regarding any actual, alleged, possible, or potential violation or breach of, or default under, any Contract.

(e) Renegotiations. There are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to the Company under current or completed Contracts with any Person and, to the Knowledge of Sellers and the Company, no such Person has made written demand for such renegotiation.

(f) No Violation of Legal Requirements. The Contracts relating to the sale, design, manufacture, or provision of products or services by the Company has been entered into in the Ordinary Course of Business and have been entered into without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in violation of any Legal Requirement.

3.18 **Insurance**.

(a) List of Policies. **Schedule 3.18(a)** lists for the Company each and every insurance policy maintained by or for the benefit of the Company or any officer or director of the Company during the three (3) year period immediately preceding the date of this Agreement. Such Schedule shall provide the following information with respect to each policy: (i) name of the issuing insurance company, (ii) the annual premium, (iii) the type of coverage, (iv) the coverage limits, (v) the deductible, and (vi) the period for which coverage was provided, including beginning date and end date. Sellers have delivered to Buyer:

(1) true and complete copies of all policies of insurance listed in **Schedule 3.18(a)**;

(2) true and complete copies of all pending applications for policies of insurance; and

(3) any statement by the auditor of the Company's financial statements with regard to the adequacy of such entity's coverage or of the reserves for claims.

(b) Self -Insurance. **Schedule 3.18(b)** describes:

(1) any self-insurance arrangement by or affecting the Company, including any reserves established thereunder;

(2) any contract or arrangement, other than a policy of insurance, for the transfer or sharing of any risk by the Company;

(3) all obligations of the Company to third parties with respect to insurance (including such obligations under leases and service agreements) and identifies the policy under which such coverage is provided; and

(4) a statement describing the loss experience for all claims that were self-insured, including the number and aggregate cost of such claims.

(c) Loss Expense. For each policy listed in **Schedule 3.18(a)**, **Schedule 3.18(c)** sets forth, by year, for the current policy year and each of the three (3) preceding policy years:

(1) a summary of the loss experience under each policy; and

(2) a statement describing each claim under an insurance policy for an amount in excess of $10,000, which sets forth: (i) the name of the claimant; (ii) a description of the policy by insurer, type of insurance, and period of coverage; and (iii) the amount and a brief description of the claim.

(d) Status of Policies. Except as set forth in **Schedule 3.18(d)**:

(1) All policies to which the Company is a party or that provide coverage to either Seller, the Company, or any director or officer of the Company as of the date of this Agreement: (i) are valid, outstanding, and enforceable; (ii) are issued by an insurer that is financially sound and reputable; (iii) taken together, provide adequate insurance coverage for the assets and the operations of the Company; (iv) are sufficient for compliance with all Legal Requirements and Contracts to which the Company is a party or by which any of them is bound; (v) will continue in full force and effect following the consummation of the Contemplated Transactions; and (vi) do not provide for any retrospective premium adjustment or other experienced-based liability on the part of the Company.

(2) Neither Seller nor the Company has received (i) any refusal of coverage or any notice that a defense will be afforded with reservation of rights, or (ii) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder.

(3) The Company has paid all premiums due, and have otherwise performed all of their respective obligations, under each policy to which the Company is a party or that provides coverage to the Company or director thereof.

(4) The Company has given notice to the insurer of all claims that may be insured thereby.

3.19 **Environmental Matters**.

(a) Compliance with Environmental Laws. Except as set forth in **Schedule 3.19(a)**, the Company is, and at all times has been, in full compliance with, and has not been and is not in violation of or liable under, any Environmental Law. Except as set forth in **Schedule 3.19(a)** neither the Company nor any Seller has any basis to expect, nor has any of them or any other Person for whose conduct they are or may be held to be responsible received from any Governmental Body or private citizen acting in the public interest, or the current or prior owner or operator of any Facilities, any actual or Threatened order, notice, or other communication of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or Threatened obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to (i) any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which Sellers or the Company has had an interest, or (ii) to any property or Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used, or processed by Sellers, the Company, or any other Person for whose conduct they are or may be held responsible, or (iii) any property or Facility from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

(b) No Environmental Claims. Except as set forth in **Schedule 3.19(b)**, there are no pending or, to the Knowledge of Sellers and the Company, Threatened claims, Encumbrances, or other restrictions of any nature, resulting from any Environmental, Health, and Safety Liabilities or arising under any Environmental Law, with respect to or affecting any of the Facilities or any other properties and assets (whether real, personal, or mixed) in which Sellers or the Company has or had an interest.

(c) No Citations Received. Except as set forth in **Schedule 3.19(c)**, neither the Company nor any Seller has any basis to expect, nor has any of them or any other Person for whose conduct they are or may be held responsible, received, any citation, directive, inquiry, notice, Order, summons, warning, or other communication that relates to Hazardous Activity, Hazardous Materials, or any alleged, actual, or potential violation or failure to comply with any Environmental Law, or of any alleged, actual, or potential obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to (i) any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which Sellers or the Company had an interest, or (ii) to any property or facility to which Hazardous Materials generated, manufactured, refined, transferred, imported, used, or processed by Sellers, the Company, or any other Person for whose conduct they are or may be held responsible, have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

(d) No Environmental Liabilities. Except as set forth in **Schedule 3.19(d)**, neither the Company nor any Seller, or any other Person for whose conduct they are or may be held responsible, has any Environmental, Health, and Safety Liabilities with respect to the Facilities or, to the Knowledge of Sellers and the Company, with respect to any other properties and assets (whether real, personal, or mixed) in which Sellers or the Company (or any predecessor), has or had an interest, or at any property geologically or hydrologically adjoining the Facilities or any such other property or assets.

(e) No Hazardous Materials. Except as set forth in **Schedule 3.91(e)**, there are no Hazardous Materials present on or in the Environment at the Facilities or at any geologically or hydrologically adjoining property, including any Hazardous Materials contained in barrels, above or underground storage tanks, landfills, land deposits, dumps, equipment (whether moveable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other part of the Facilities or such adjoining property, or incorporated into any structure therein or thereon. Except as set forth in **Schedule 3.19(e)**, neither the Company, nor any Seller, or any other Person for whose conduct they are or may be held responsible, or to the Knowledge of Sellers and the Company, any other Person, has permitted or conducted, or is aware of, any Hazardous Activity conducted with respect to the Facilities or any other properties or assets (whether real, personal, or mixed) in which Sellers or the Company has or had an interest.

(f) No Release. Except as set forth in **Schedule 3.19(f)**, there has been no Release or, to the Knowledge of Sellers and the Company, Threat of Release, by Sellers, the Company, or any other Person, of any Hazardous Materials (i) at or from the Facilities or (ii) at any other locations where any Hazardous Materials were generated, manufactured, refined, transferred, produced, imported, used, or processed from or by the Facilities, or from or by any other properties and assets (whether real, personal, or mixed) in which Sellers or the Company has or had an interest, or (iii) to the Knowledge of Sellers and the Company any geologically or hydrologically adjoining property.

(g) Reports Delivered. Sellers have delivered to Buyer true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by Sellers or the Company (i) pertaining to Hazardous Materials or Hazardous Activities in, on, or under the Facilities, or (ii) concerning compliance by Sellers, the Company, or any other Person for whose conduct they are or may be held responsible, with Environmental Laws.

3.20 **Employees**.

(a) Information on Employees and Directors. **Schedule 3.20(a)** contains a complete and accurate list of the following information for each employee or director of the Company, including each employee on leave of absence or layoff status: (i) employer; (ii) name; (iii) job title; (iv) current compensation paid or payable and any change in compensation since December 31, 2020; (v) vacation accrued; and (vi) for each plan, the service credited for purposes of vesting and eligibility to participate under the Company's (A) pension, (B) retirement, (C) profit-sharing, (D) thrift-savings, (E) deferred compensation, (F) stock bonus, (G) stock option, (H) cash bonus, (I) employee stock

ownership (including investment credit or payroll stock ownership), (J) severance pay, (K) insurance, (L) medical, (M) welfare, (N) vacation plan, (O) other Plan, Pension Plan, or Welfare Plan (as defined in **Section 3.13**) or (P) any other employee benefit plan.

(b) No Proprietary Rights Agreements. No employee or director of the Company is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such employee or director and any other Person ("**Proprietary Rights Agreement**") that in any way adversely affects or will affect (i) the performance of his/her duties as an employee or director of the Company, or (ii) the ability of the Company to conduct its business, including any Proprietary Rights Agreement with Sellers by any such employee or director. To Sellers' Knowledge, no director, officer, or other key employee of the Company intends to terminate his employment with the Company.

(c) Retirees. **Schedule 3.20(c)** contains a complete and accurate list of the following information for each retired employee or director of the Company, or their dependents, receiving benefits or scheduled to receive benefits in the future: (i) name, (ii) pension benefit, (iii) pension option election, (iv) retiree medical insurance coverage, (v) retiree life insurance coverage, and (vi) other benefits.

3.21 **Labor Relations; Compliance.**

(a) Labor Activities; Complaints. Since December 31, 2020, there has not been, there is not presently pending or existing, and to Sellers' Knowledge there is not Threatened, (i) any strike, slowdown, picketing, work stoppage, or employee grievance process, (ii) any Proceeding against or affecting the Company relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable Governmental Body, (iii) organizational activity, or other labor or employment dispute against or affecting the Company or its premises, or (iv) any application for certification of a collective bargaining agent.

(b) Work Stoppage; Lockouts. No event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute. There is no lockout of any employees by the Company, and no such action is contemplated by the Company.

(c) Compliance With Labor Laws. The Company has complied in all respects with all Legal Requirements relating to (i) employment, (ii) equal employment opportunity, (iii) nondiscrimination, (iv) immigration, (v) wages, hours and benefits, (vi) collective bargaining, (vii) the payment of social security and similar taxes, (viii) occupational safety and health, and (ix) plant closing. The Company is not liable for the payment of any compensation, damages, taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.

(d) WARN Act. During the one-year period preceding the date of this Agreement, the Company has not affected any "plant closing" or "mass layoff" within the meaning of the Worker Adjustment and Retraining Notification Act, 29 U.S.C. 2101 et seq. as amended.

(e) Immigration. Seller and the Company are in compliance in all material respects with all applicable Legal Requirements, including Section 274A(b) of the Immigration and Nationality Act, regarding the employment verification process for its employees. Sellers have reviewed the employment records for the Company within the past sixty (60) days and the Company maintains a timely and properly completed Form I-9 for each current employee and for any former employee for which retention of Form I-9 is required. The Company does not knowingly or intentionally employ any person ineligible to work in the United States under federal, state or local law. The Company has never been the subject of (i) any immigration investigation, enforcement action or legal proceeding involving the federal government, (ii) any requests by U.S. Immigration Customs Enforcement to inspect the Company's I-9 Forms or other immigration records, or (iii) any state or local immigration enforcement investigation or legal proceeding. The Company has never received notification from the Social Security Administration, Internal Revenue Service or any federal, state or local governmental agency that information provided by the Company regarding an employee failed to match the agency's records.

3.22 **Intellectual Property**.

(a) Definitions. The term "**Intellectual Property Assets**" includes: (i) the name "Blockchain Training Alliance", all fictional business names, trading names, registered and unregistered trademarks, service marks, and applications for same (collectively, "**Marks**"); (ii) all patents, patent applications, and inventions and discoveries that may be patentable (collectively, "**Patents**"); (iii) all copyrights in both published works and unpublished works (collectively, "**Copyrights**"); (iv) all rights in mask works (collectively, "**Rights in Mask Works**"); (v) all internet domain registrations and social media handles and (v) all know-how, trade secrets, confidential information, customer lists, software, technical information, data, process technology, plans, drawings, and blueprints (collectively, "**Trade Secrets**") owned, used, or licensed by the Company as licensee or licensor.

(b) List of Intellectual Property Assets. **Schedule 3.22(b)** contains a complete and accurate list and summary description, including any royalties paid or received by the Company, of all Contracts relating to the Intellectual Property Assets to which the Company is a party or by which the Company is bound, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available software programs with a value of less than $500 under which the Company is the licensee. There are no outstanding and, to Sellers' Knowledge, no Threatened disputes or disagreements with respect to any such agreement.

(c) Know-How Necessary for the Business. The Intellectual Property Assets are all those necessary for the operation of the Company's business as it is currently conducted. The Company is the owner of all right, title, and interest in and to each of the

Intellectual Property Assets, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims, and has the right to use without payment to a third party all of the Intellectual Property Assets.

(d) Assignment of IP Agreements. Except as set forth in **Schedule 3.22(d)**, all former and current employees of the Company have executed written Contracts with the Company that assign to the Company all rights to any inventions, improvements, discoveries, or information relating to the business of the Company. No employee of the Company has entered into any Contract that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign, or disclose information concerning his work to anyone other than the Company.

(e) Patents. **Schedule 3.22(e)** contains a complete and accurate list and summary description of all Patents of the Company. The Company is the owner of all right, title, and interest in and to each of the Patents, free and clear of all liens, security interests, charges, encumbrances, entities, and other adverse claims.

(1) All of the issued Patents are currently in compliance with formal legal requirements (including payment of filing, examination, and maintenance fees and proofs of working or use), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety days after the Closing Date.

(2) No Patent has been or is now involved in any interference, reissue, reexamination, or opposition proceeding. To Sellers' Knowledge, there is no potentially interfering patent or patent application of any third party.

(3) No Patent is infringed or, to Sellers' Knowledge, has been challenged or threatened in any way. None of the products manufactured and sold, nor any process or know-how used, by the Company infringes or is alleged to infringe any patent or other proprietary right of any other Person.

(4) All products made, used, or sold under the Patents have been marked with the proper patent notice.

(f) Trademarks. **Schedule 3.22(f)** contains a complete and accurate list and summary description of all Marks of the Company. The Company is the owner of all right, title, and interest in and to each of the Marks, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims.

(1) All Marks that have been registered with the United States Patent and Trademark Office are currently in compliance with all formal legal requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety days after the Closing Date.

(2) No Mark has been or is now involved in any opposition, invalidation, or cancellation and, to Sellers' Knowledge, no such action is Threatened with the respect to any of the Marks.

(3) To Sellers' Knowledge, there is no potentially interfering trademark or trademark application of any third party.

(4) No Mark is infringed or, to Sellers' Knowledge, has been challenged or threatened in any way. None of the Marks used by the Company infringes or is alleged to infringe any trade name, trademark, or service mark of any third party.

(5) All products and materials containing a Mark bear the proper federal registration notice where permitted by law.

(g) Copyrights. **Schedule 3.22(g)** contains a complete and accurate list and summary description of all Copyrights of the Company. The Company is the owner of all right, title, and interest in and to each of the Copyrights, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims.

(1) All the Copyrights have been registered and are currently in compliance with formal legal requirements, are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety days after the date of Closing.

(2) No Copyright is infringed or, to Sellers' Knowledge, has been challenged or threatened in any way. None of the subject matter of any of the Copyrights infringes or is alleged to infringe any copyright of any third party or is a derivative work based on the work of a third party.

(3) All works encompassed by the Copyrights have been marked with the proper copyright notice.

(h) Trade Secrets. With respect to each Trade Secret of the Company, the documentation relating to such Trade Secret is current, accurate, and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the knowledge or memory of any individual.

(1) Sellers and the Company has taken all reasonable precautions to protect the secrecy, confidentiality, and value of their Trade Secrets.

(2) The Company has good title and an absolute (but not necessarily exclusive) right to use the Trade Secrets. The Trade Secrets are not part of the public knowledge or literature, and, to Sellers' Knowledge, have not been used, divulged, or appropriated either for the benefit of any Person (other than the Company) or to the detriment of the Company. No Trade Secret is subject to any adverse claim or has been challenged or threatened in any way.

3.23 **Certain Payments.** Since inception, neither the Company nor any director, officer, agent, or employee of the Company, or any other Person associated with or acting for or on behalf of the Company, has directly or indirectly:

(a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services

(1) to obtain favorable treatment in securing business,

(2) to pay for favorable treatment for business secured,

(3) to obtain special concessions or for special concessions already obtained, for or in respect of the Company or any Affiliate of the Company, or

(4) in violation of any Legal Requirement,

(b) established or maintained any fund or asset that has not been recorded in the books and records of the Company.

3.24 **Disclosure**.

(a) Representations Complete. No representation or warranty of Sellers in this Agreement and no statement in the Schedules omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

(b) Notices. No notice given under **Section 5.5** will contain any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances in which they were made, not misleading.

(c) No Adverse Facts. There is no fact known to either Seller that has specific application to either Seller or the Company (other than general economic or industry conditions) and that materially adversely affects the assets, business, prospects, financial condition, or results of operations of the Company that has not been set forth in this Agreement or the Schedules.

(d) Accurate Copies. Copies of all agreements, contracts, and documents delivered and to be delivered hereunder by the Company or Sellers are and will be true and complete copies of such agreements, contracts, and documents. All written summaries or oral agreements will be accurate.

3.25 **Relationships With Related Persons.**

(a) No Property Used by Company. No Seller or any Related Person of Sellers or of the Company has, or since January 1, 2020 has had, any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to the Company's businesses.

(b) No Related Business. No Seller or any Related Person of Sellers or of the Company owns, or January 1, 2020 has owned (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a Person that has:

(1) had business dealings or a material financial interest in any transaction with the Company; or

(2) engaged in competition with the Company with respect to any line of the products or services of the Company (a "**Competing Business**") in any market presently served by the Company.

(c) No Contracts or Claims. Except as set forth in **Schedule 3.25**, no Seller or any Related Person of Sellers or of the Company is a party to any Contract with, or has any claim or right against, the Company.

3.26 **Brokers Or Finders.** Sellers and their agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

3.27 **Bank Accounts.** As of the closing, **Schedule 3.27** will list of all bank accounts, lock boxes, safe deposit boxes and post office boxes maintained in the name of or controlled by the Company and the names of the persons having access thereto. Sellers agree to sign all documents necessary, if requested by Buyer, on or after the date hereof, to change the names and identities of the persons having access to said accounts and boxes.

3.28 **Condition and Sufficiency of Assets.** The buildings, plants, structures, and equipment of the Company are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, or equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The building, plants, structures, and equipment of the Company are sufficient of the continued conduct of the Company's business after the Closing in substantially the same manner as conducted before the Closing.

3.29 **Sellers' Acquisition of Buyer's Stock.** Sellers acknowledge and separately represent and warrant to Buyer the following with respect to Buyer's Stock to be transferred to Sellers in accordance with this Agreement:

(a) The Seller acknowledges and understands that the Shares are characterized as "restricted securities" under the U.S. federal securities laws inasmuch as they are being acquired from the Buyer in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances. The Seller acknowledges that the Buyer has no obligation to file a registration statement regarding Seller's resale of the Shares. In this connection, the Seller represents that it is familiar with Rule 144 under the Securities Act ("Rule 144"), as presently in effect, and understands the resale limitations imposed thereby. The Seller understands that Seller must hold the Shares indefinitely unless such Shares, as applicable, are registered with the SEC and qualified by state authorities, or an exemption from such registration and qualification requirements is

available. The Seller further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Shares, and on requirements relating to the Buyer which are outside of the Seller's control, and which the Buyer is under no obligation and may not be able to satisfy. In this regard, Seller understand and acknowledges that the Buyer has not represented or warranted that the Buyer has never been an issuer described in Rule 144(i)(1)(i).

(a) SEC Reports. Sellers acknowledge that they have had access to and has reviewed the following (collectively, the "**Disclosure Documents**"): (i) the Buyer's Annual Report on Form 10-K for the fiscal year ended December 31, 2019, including, without limitation, the section captioned "Risk Factors" regarding risk factors associated with an investment in the Buyer, (ii) the Buyer's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2019, June 30, 2020 and September 30, 2020, including, in each case, any amendments thereto, all as filed with the SEC. In making this investment, the Seller has not relied upon any information not included in the Disclosure Documents or this Agreement, and the Seller has not relied upon any representations or warranties made by the Buyer, any other director or officer thereof, except as expressly set forth in this Agreement.

(b) Experienced. Sellers are knowledgeable and experienced in financial and business matters as it relates to the Buyer's business and is in a position to make the informal investment decisions concerning the receipt of Buyer's Stock and any risks incumbent thereto.

(c) Own Advisors. Sellers have relied solely upon their own tax and financial representatives in connection with the tax consequences to them in this transaction.

Article 4
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Sellers as follows:

4.1 **Organization and Good Standing.** Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada.

4.2 **Authority; No Conflict.**

(a) Binding. This Agreement constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Upon the execution and delivery by Buyer of the Employment Agreements, and the Promissory Notes (collectively, the "**Buyer's Closing Documents**"), the Buyer's Closing Documents will constitute the legal, valid, and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms. Buyer has the absolute and unrestricted right, power, and authority to execute and deliver this Agreement and the Buyer's Closing Documents and to perform its obligations under this Agreement and the Buyer's Closing Documents.

(b) No Conflict. Except as set forth in **Schedule 4.2**, neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer will give any Person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions under:

(1) any provision of Buyer's Organizational Documents;

(2) any resolution adopted by the board of directors or the stockholders of Buyer;

(3) any Legal Requirement or Order to which Buyer may be subject; or

(4) any Contract to which Buyer is a party or by which Buyer may be bound.

(c) No Consents. Except as set forth in **Schedule 4.2**, Buyer is not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

4.3 **Investment Intent.** Buyer is acquiring the Shares for its own account and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act.

4.4 **Certain Proceedings.** There is no pending Proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To Buyer's Knowledge, no such Proceeding has been Threatened.

4.5 **Brokers or Finders.** Buyer and its officers and agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement and will indemnify Sellers from any such payment alleged to be due by or through Buyer as a result of the action of Buyer or its officers or agents.

Article 5
COVENANTS OF SELLERS BEFORE CLOSING DATE

5.1 **Access and Investigation.** Between the date of this Agreement and the Closing Date, Sellers will, and will cause the Company and its Representatives to, (i) afford Buyer and its Representatives and prospective lenders and their Representatives (collectively, "**Buyer's Advisors**") full and free access to the Company's personnel, properties (including subsurface testing), contracts, books and records, and other documents and data, (ii) furnish Buyer and Buyer's Advisors with copies of all such contracts, books and records, and other existing documents and data as Buyer may reasonably request, and (iii) furnish Buyer and Buyer's Advisors with such additional financial, operating, and other data and information as Buyer may reasonably request.

5.2 **Operation of the Businesses of the Company.** Between the date of this Agreement and the Closing Date, Sellers will, and will cause the Company to: (i) conduct the business of the Company only in the Ordinary Course of Business; (ii) use their Best Efforts to (A) preserve intact the current business organization of the Company, (B) keep available the services of the current officers, employees, and agents of the Company, and (C) maintain the relations and good will with suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with the Company; (iii) confer with Buyer concerning operational matters of a material nature; and (iv) otherwise report periodically to Buyer concerning the status of the business, operations, and finances of the Company.

5.3 **Negative Covenant.** Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing Date, Sellers will not, and will cause the Company not to, without the prior consent of Buyer, take any affirmative action, or fail to take any reasonable action within their or its control, as a result of which any of the changes or events listed in **Section 3.16** is likely to occur.

5.4 **Required Approvals.** As promptly as practicable after the date of this Agreement, Sellers will, and will cause the Company to, make all filings required by Legal Requirements to be made by them in order to consummate the Contemplated Transactions. Between the date of this Agreement and the Closing Date, Sellers will, and will cause the Company to, (i) cooperate with Buyer with respect to all filings that Buyer elects to make or is required by Legal Requirements to make in connection with the Contemplated Transactions, and (ii) cooperate with Buyer in obtaining all consents identified in **Schedule 4.2**.

5.5 **Notification.** Between the date of this Agreement and the Closing Date, each Seller will promptly notify Buyer in writing if such Seller or the Company becomes aware of any fact or condition that causes or constitutes a Breach of any of Sellers' representations and warranties as of the date of this Agreement, or if such Seller or the Company becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in the Schedules if the Schedules were dated the date of the occurrence or discovery of any such fact or condition, Sellers will promptly deliver to Buyer a supplement to the Schedules specifying such change. During the same period, each Seller will promptly notify Buyer of the occurrence of any Breach of any covenant of Sellers in this Article or of the occurrence of any event that may make the satisfaction of the conditions in **Article 7** impossible or unlikely.

5.6 **Payment of Indebtedness By Related Persons.** Except as expressly provided in this Agreement, Sellers will cause all indebtedness owed to the Company by either Seller or any Related Person of either Seller to be paid in full before Closing.

(a) The Company has obtained a loan (the "**PPP Loan**") through the CARES Act for payroll and business expenses in the amount of $37,652.00, that funded as of February 2, 2021. The PPP Loan proceeds are to be used for 8 weeks of payroll expenses for three employees of the Company and certain other working capital expenses. The PPP Loan is being utilized pursuant to federal guidelines and the PPP Loan is anticipated to be

fully forgiven under such federal guidelines. Sellers have provided Buyer copies of all documents relating to the PPP Loan.

(b) At the Closing, Sellers will deliver the Company debt-free. Sellers may direct that Buyer pay-off any and all outstanding debt of the Company at the time of the Closing from the cash portion of the Purchase Price.

5.7 **No Negotiation.** Until such time, if any, as this Agreement is terminated under **Article 9**, Sellers will not, and will cause the Company and each of their Representatives not to, directly or indirectly solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any Person (other than Buyer) relating to any transaction involving the sale of the business or assets (other than in the Ordinary Course of Business) of the Company, or any of the capital stock of the Company, or any merger, consolidation, business combination, or similar transaction involving the Company.

5.8 **Best Efforts.** Between the date of this Agreement and the Closing Date, Sellers will use their Best Efforts to cause the conditions in **Article 7** and **Article 8** to be satisfied.

Article 6
COVENANTS OF BUYER BEFORE CLOSING DATE

6.1 **Approvals of Governmental Bodies.** As promptly as practicable after the date of this Agreement, Buyer will, and will cause each of its Related Persons to, make all filings required by Legal Requirements to be made by them to consummate the Contemplated Transactions. Between the date of this Agreement and the Closing Date, Buyer will, and will cause each Related Person to, (i) cooperate with Sellers with respect to all filings that Sellers are required by Legal Requirements to make in connection with the Contemplated Transactions, and (ii) cooperate with Sellers in obtaining all consents identified in **Schedule 3.2**; provided that this Agreement will not require Buyer to dispose of or make any change in any portion of its business or to incur any other burden to obtain a Governmental Authorization.

6.2 **Best Efforts.** Except as set forth in the proviso to **Section 6.1**, between the date of this Agreement and the Closing Date, Buyer will use its Best Efforts to cause the conditions in **Article 7** and **Article 8** to be satisfied.

Article 7
CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE

Buyer's obligation to purchase the Shares and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or before the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

7.1 **Accuracy of Representations**.

(a) General. All of Sellers' representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this

Agreement, and must be accurate in all material respects as of the Closing Date as if made on the Closing Date, without giving effect to any supplement to the Schedules.

(b) Specific. Each of Sellers' representations and warranties in Sections 3.3, 3.4, 3.12, and 3.24 must have been accurate in all respects as of the date of this Agreement, and must be accurate in all respects as of the Closing Date as if made on the Closing Date, without giving effect to any supplement to the Schedules.

7.2 **Sellers' Performance**.

(a) Performance. All of the covenants and obligations that Sellers are required to perform or to comply with under this Agreement at or before the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been duly performed and complied with in all material respects.

(b) Deliveries. Each document required to be delivered under **Section 2.4** must have been delivered, and each of the other covenants and obligations in **Sections 5.4 and 5.8** must have been performed and complied with in all respects.

(c) Debt Free. Sellers shall have caused the Company to be delivered on a debt-free basis. Sellers may direct that Buyer pay-off any and all outstanding debt of the Company at the time of the Closing from the cash portion of the Purchase Price.

(d) 409A Valuation. Sellers shall have caused the Company to perform a 409A Valuation which results in an enterprise valuation of the Company within ten percent (10%) of One Million Two Hundred Fifty Thousand Dollars ($1,250,000).

(e) Audit. Sellers shall have caused the Company to perform an independent audit of the Company's financial statements for the three years ended December 31, 2020.

7.3 **Consents.** Each of the Consents identified in **Schedule 3.2**, and each Consent identified in **Schedule 4.2**, must have been obtained and must be in full force and effect.

7.4 **Additional Documents.** Each of the following documents must have been delivered to Buyer:

(a) such other documents as Buyer may reasonably request for the purpose of (i) enabling its counsel to provide the opinion referred to in **Section 8.4(a)**, (ii) evidencing the accuracy of any of Sellers' representations and warranties, (iii) evidencing the performance by either Seller of, or the compliance by either Seller with, any covenant or obligation required to be performed or complied with by such Seller, (iv) evidencing the satisfaction of any condition referred to in this Article, or (v) otherwise facilitating the consummation or performance of any of the Contemplated Transactions.

7.5 **No Proceedings.** Since the date of this Agreement, there must not have been commenced or Threatened against Buyer, or against any Person affiliated with Buyer, any Proceeding (i) involving any challenge to, or seeking damages or other relief in connection with,

any of the Contemplated Transactions, or (ii) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions.

7.6 **No Claim Regarding Stock Ownership or Sale Proceeds.** There must not have been made or Threatened by any Person any claim asserting that such Person (i) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any stock of, or any other voting, equity, or ownership interest in the Company, or (ii) is entitled to all or any portion of the Purchase Price payable for the Shares.

7.7 **No Prohibition.** Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause Buyer or any Person affiliated with Buyer to suffer any material adverse consequence under, (i) any applicable Legal Requirement or Order, or (ii) any Legal Requirement or Order that has been published, introduced, or otherwise proposed by or before any Governmental Body.

Article 8
CONDITIONS PRECEDENT TO SELLERS' OBLIGATION TO CLOSE

Sellers' obligation to sell the Shares and to take the other actions required to be taken by Sellers at the Closing is subject to the satisfaction, at or before the Closing, of each of the following conditions (any of which may be waived by Sellers, in whole or in part):

8.1 **Accuracy of Representations.** All of Buyer's representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement and must be accurate in all material respects as of the Closing Date as if made on the Closing Date.

8.2 **Buyer's Performance.**

(a) Performance. All of the covenants and obligations that Buyer is required to perform or to comply with under this Agreement at or before the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been performed and complied with in all material respects.

(b) Deliveries. Buyer must have delivered each of the documents required to be delivered by Buyer under **Section 2.4** and must have made the cash payments required to be made by Buyer under **Sections 2.4(b)(1), 2.4(b)(2)** and **2.4(b)(2).**

8.3 **Consents.** Each of the Consents identified in **Schedule 3.2** must have been obtained and must be in full force and effect.

8.4 **Additional Documents.** Buyer must have caused the following documents to be delivered to Sellers:such other documents as Sellers may reasonably request for the purpose of (a) enabling their counsel to provide the opinion referred to in **Section 7.4(a)**, (b) evidencing the accuracy of any representation or warranty of Buyer, (c) evidencing the performance by Buyer of, or the compliance by Buyer with, any covenant or obligation required to be performed or complied

with by Buyer, (iv) evidencing the satisfaction of any condition referred to in this Article, or (d) otherwise facilitating the consummation of any of the Contemplated Transactions.

8.5 **No Injunction.** There must not be in effect any Legal Requirement or any injunction or other Order that (i) prohibits the sale of the Shares by Sellers to Buyer, and (ii) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.

Article 9
TERMINATION

9.1 **Termination Events.** This Agreement may, by notice given before or at the Closing, be terminated:

(a) by either Buyer or Sellers if a material Breach of any provision of this Agreement has been committed by the other party and such Breach has not been waived;

(b) by Buyer if any of the conditions in **Article 7** has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement) and Buyer has not waived such condition on or before the Closing Date;

(c) by Sellers, if any of the conditions in **Article 8** has not been satisfied of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Sellers to comply with their obligations under this Agreement) and Sellers have not waived such condition on or before the Closing Date;

(d) by mutual consent of Buyer and Sellers; or

(e) by either Buyer or Sellers if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before April 30, 2021, or such later date as the parties may agree upon.

9.2 **Effect of Termination.** Each party's right of termination under **Section 9.1** is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated under **Section 9.1**, all further obligations of the parties under this Agreement will terminate, except that the obligations in **Sections 11.1** and **11.3** will survive; provided, however, that if this Agreement is terminated by a party because of the Breach of the Agreement by the other party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired.

Article 10
INDEMNIFICATION; REMEDIES

10.1 **Survival; Right to Indemnification Not Affected by Knowledge.** All representations, warranties, covenants, and obligations in this Agreement, the Schedules, the

supplements to the Schedules, the certificate delivered in accordance with **Section 2.4(a)(5)**, and any other certificate or document delivered in accordance with this Agreement will survive the Closing. The right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Damages, or other remedy based on such representations, warranties, covenants, and obligations.

10.2 **Indemnification and Payment of Damages by Sellers.** Sellers, jointly and severally, will indemnify Buyer, the Company, and their respective Representatives, stockholders, controlling persons, and affiliates (collectively, the "**Indemnified Persons**") for, and will pay to the Indemnified Persons the amount of, any loss, liability, claim, damage (including incidental and consequential damages), expense (including costs of investigation and defense and reasonable attorneys' fees) or diminution of value, whether or not involving a third-party claim (collectively, "**Damages**"), arising, directly or indirectly, from or in connection with:

(a) any Breach of any representation or warranty made by Sellers in this Agreement (without giving effect to any supplement to the Schedules), the Schedules, the supplements to the Schedules, or any other certificate or document delivered by Sellers in accordance with this Agreement;

(b) any Breach of any representation or warranty made by Sellers in this Agreement as if such representation or warranty were made on and as of the Closing Date without giving effect to any supplement to the Schedules, other than any such Breach that is disclosed in a supplement to the Schedules and is expressly identified in the certificate delivered in accordance with **Section 2.4(a)(5)** as having caused the condition specified in **Section 7.1** not to be satisfied;

(c) any Breach by either Seller of any covenant or obligation of such Seller in this Agreement;

(d) any product shipped or manufactured by, or any services provided by, the Company before the Closing Date;

(e) any operations of the Company before or as of the Closing Date; or

(f) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with either Seller or the Company (or any Person acting on their behalf) in connection with any of the Contemplated Transactions.

The remedies provided in this **Section 10.2** will not be exclusive of or limit any other remedies that may be available to Buyer or the other Indemnified Persons.

10.3 **Indemnification and Payment of Damages By Sellers--Environmental Matters.** In addition to the provisions of **Section 10.2**, Sellers, jointly and severally, will indemnify Buyer, the Company, and the other Indemnified Persons for, and will pay to Buyer, the Company, and the other Indemnified Persons the amount of, any Damages (including costs of cleanup, containment, or other remediation) arising, directly or indirectly, from or in connection with:

(a) any Environmental, Health, and Safety Liabilities arising out of or relating to:

(1) (A) the ownership, operation, or condition at any time on or before the Closing Date of the Facilities or any other properties and assets (whether real, personal, or mixed and whether tangible or intangible) in which Sellers or the Company has or had an interest, or (B) any Hazardous Materials or other contaminants that were present on the Facilities or such other properties and assets at any time on or before the Closing Date; or

(2) (A) any Hazardous Materials or other contaminants, wherever located, that were, or were allegedly, generated, transported, stored, treated, Released, or otherwise handled by Sellers or the Company or by any other Person for whose conduct they are or may be held responsible at any time on or before the Closing Date, or (B) any Hazardous Activities that were, or were allegedly, conducted by Sellers or the Company or by any other Person for whose conduct they are or may be held responsible; or

(b) any bodily injury (including illness, disability, and death, and regardless of when any such bodily injury occurred, was incurred, or manifested itself), personal injury, property damage (including trespass, nuisance, wrongful eviction, and deprivation of the use of real property), or other damage of or to any Person, including any employee or former employee of Sellers or the Company or any other Person for whose conduct they are or may be held responsible, in any way arising from or allegedly arising from any Hazardous Activity conducted or allegedly conducted with respect to the Facilities or the operation of the Company before the Closing Date, or from Hazardous Material that was

(1) present or suspected to be present on or before the Closing Date on or at the Facilities (or present or suspected to be present on any other property, if such Hazardous Material emanated or allegedly emanated from any of the Facilities and was present or suspected to be present on any of the Facilities on or before the Closing Date) or

(2) Released or allegedly Released by Sellers or the Company or any other Person for whose conduct they are or may be held responsible, at any time on or before the Closing Date.

Buyer will be entitled to control any Cleanup, any related Proceeding, and, except as provided in the following sentence, any other Proceeding with respect to which indemnity may be

sought under this **Section 10.3**. The procedure described in **Section 10.6** will apply to any claim solely for monetary damages relating to a matter covered by this **Section 10.3**.

10.4 **Indemnification and Payment of Damages by Buyer.** Buyer will indemnify Sellers, and will pay to Sellers the amount of any Damages arising, directly or indirectly, from or in connection with (i) any Breach of any representation or warranty made by Buyer in this Agreement or in any certificate delivered by Buyer pursuant to this Agreement, (ii) any Breach by Buyer of any covenant or obligation of Buyer in this Agreement, (iii) any operations of the Company after the Closing Date; or (iv) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Buyer (or any Person acting on its behalf) in connection with any of the Contemplated Transactions.

10.5 **Right of Set-Off.** Upon notice to Sellers specifying in reasonable detail the basis for such set-off, Buyer may set off any amount to which it may be entitled under this **Article 10** against amounts otherwise payable under the Promissory. The exercise of such right of set-off by Buyer in good faith, will not constitute an event of default under the Promissory Note or any instrument securing a Promissory Note. Neither the exercise of nor the failure to exercise such right of set-off will constitute an election of remedies or limit Buyer in any manner in the enforcement of any other remedies that may be available to it.

10.6 **Procedure for Indemnification--Third Party Claims.**

(a) Notice. Promptly after receipt by an indemnified party under **Sections 10.2, 10.4**, or **Section 10.3** (to the extent provided in the last sentence of **Section 10.3**) of notice of the commencement of any Proceeding against it, such indemnified party will, if a claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnifying party's failure to give such notice.

(b) Participation of Indemnifying Party. If any Proceeding referred to in **Section 10.6(a)** is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party will, unless the claim involves Taxes, be entitled to participate in such Proceeding and, to the extent that it wishes to assume the defense of such Proceeding with counsel satisfactory to the indemnified party, (unless (i) the indemnifying party is also a party to such Proceeding and the indemnified party determines in good faith that joint representation would be inappropriate, or (ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding).

(c) Assumption of Defense by Indemnifying Party. After notice from the indemnifying party to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will not, as long as it diligently conducts such defense,

be liable to the indemnified party under this **Article 10** for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding, other than reasonable costs of investigation. If the indemnifying party assumes the defense of a Proceeding:

(1) it will be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification;

(2) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party's consent unless (i) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party, and (ii) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and

(3) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent.

(d) No Assumption of Defense by Indemnifying Party. If notice is given to an indemnifying party of the commencement of any Proceeding and the indemnifying party does not, within ten days after the indemnified party's notice is given, give notice to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the indemnified party.

(e) Assumption of Defense by Indemnified Party. Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such Proceeding, but the indemnifying party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

(f) Consent to Jurisdiction. Sellers hereby consent to the non-exclusive jurisdiction of any court in which a Proceeding is brought against any Indemnified Person for purposes of any claim that an Indemnified Person may have under this Agreement with respect to such Proceeding or the matters alleged therein, and agree that process may be served on Sellers with respect to such a claim anywhere in the world.

10.7 **Limitations on Amount - Sellers.**

(a) Cap. The aggregate amount of all Damages for which the Sellers shall be liable (other than in the case of fraud) with respect to the matters described in clause (a), clause (b) or, to the extent relating to any failure to perform or comply before the Closing

Date, clause (c) of **Section 10.2** shall not exceed the Purchase Price; provided, however, such indemnification cap shall be reduced by the difference in value of the Buyer's Stock issued to Sellers as part of the Purchase Price, should the value of such Buyer's Stock be less than $500,000 at time of liquidation by Sellers or at time of indeminification, whichever occurs first.

(b) No Limit. However, this **Section 10.6** will not apply to any Breach of any of Sellers' representations and warranties of which either Seller had Knowledge at any time before the date on which such representation and warranty is made or any intentional Breach by either Seller of any covenant or obligation, and Sellers will be jointly and severally liable for all Damages with respect to such Breaches.

10.8 **Procedure for Indemnification--Other Claims.** A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.

Article 11
GENERAL PROVISIONS

11.1 **Expenses.** Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel, and accountants. Sellers will cause the Company not to incur any out-of-pocket expenses in connection with this Agreement. If this Agreement is terminated, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by another party.

11.2 **Public Announcements.** Any public announcement or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as Buyer determines. Unless consented to by Buyer in advance or required by Legal Requirements, before the Closing Sellers must, and must cause the Company to, keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any Person. Sellers and Buyer will consult with each other concerning the means by which the Company's employees, customers, and suppliers and others having dealings with the Company will be informed of the Contemplated Transactions, and Buyer will have the right to be present for any such communication.

11.3 **Confidentiality.** Between the date of this Agreement and the Closing Date, Buyer and Sellers will maintain in confidence, and will cause the directors, officers, employees, agents, and advisors of Buyer and the Company to maintain in confidence, any written, oral, or other information obtained in confidence from another party or the Companyin connection with this Agreement or the Contemplated Transactions, unless (i) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (ii) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Contemplated Transactions, or (iii) the furnishing or use of such information is required by legal proceedings.

If the Contemplated Transactions are not consummated, each party will return or destroy as much of such written information as the other party may reasonably request.

Notwithstanding anything herein to the contrary, except as reasonably necessary to comply with applicable securities laws, each party to this Agreement (and each employee, representative, or other agent of such party) may (1) consult any tax advisor regarding the U.S. federal income tax treatment or tax structure of the transaction, and (2) disclose to any person, without limitation of any kind, the U.S. federal income tax treatment and tax structure of the transaction and all materials of any kind (including opinions or other tax analyses) that are provided to the taxpayer relating to such tax treatment and tax structure; provided that clause (2) will not apply until the earliest of (A) the date of the public announcement of discussions relating to the transaction, (B) the date of the public announcement of the transaction, or (C) the date of the execution of an agreement, with or without conditions, to enter into the transaction. For this purpose, "tax structure" is limited to any facts relevant to the U.S. federal income tax treatment of the transaction and does not include information relating to the identity of the parties.

11.4 **Notices.** Any notice or communication must be in writing and given by (i) depositing the same in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) depositing same with a national overnight delivery service (e.g., Federal Express or UPS) addressed to the party to be notified, air bill prepaid for next day delivery, or (iii) by delivering the same in person or by fax. Such notice will be deemed received on the date on which it is hand-delivered or faxed (with evidence of successful transmittal), on the next business day following delivery to an overnight delivery service, or on the third business day following the date on which it is so mailed. For purposes of notice, the addresses of the parties shall be as set forth below, or such other address as the parties shall give the others written notice:

Sellers:	BlockChain Training Alliance 43384 Dodaro Drive Temecula, CA 92592 Attention: Melissa San Roman
With a Copy to:	Denning & Grabel, APC 29377 Rancho California Road, Ste 102 Temecula, CA 92591 Attention: Mark R. Denning, Esq. Facsimile No.:951-695-7700
Buyer:	The Crypto Company 23823 Malibu Road, #50477 Malibu, CA 90265 Attention: Ron Levy, CEO

With a Copy to: Polsinelli PC
2049 Century Park East, Suite 2900
Los Angeles, CA 90067
Attention: Alan Lanis, Jr., Esq.

11.5 **Jurisdiction; Service of Process.** Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of the State of Delaware, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

11.6 **Further Assurances.** The parties agree (i) to furnish upon request to each other such further information, (ii) to execute and deliver to each other such other documents, and (iii) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

11.7 **Waiver.** The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (i) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (ii) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (iii) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

11.8 **Entire Agreement and Modification.** This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

11.9 **Schedules.** The disclosures in the Schedules must relate only to the representations and warranties in the Section of the Agreement to which they expressly relate and not to any other representation or warranty in this Agreement. Nothing in the Schedules will be deemed adequate to disclose an exception to a representation or warranty made in this Agreement, unless the Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing sentence, the mere listing (or inclusion of a copy) of a document or other item will not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself).

11.10 **Assignments, Successors, and No Third-Party Rights.** Neither party may assign any of its rights under this Agreement without the prior consent of the other parties except that Buyer may assign any of its rights under this Agreement to any Subsidiary of Buyer. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

11.11 **Severability.** If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

11.12 **Article and Section Headings, Construction.** The headings of Articles and Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Article" or "Articles" or "Section" or "Sections" refer to the corresponding Article or Articles or Section or Sections, respectively, of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

11.13 **Time Of Essence.** With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

11.14 **Governing Law.** This Agreement will be governed by the laws of the State of Delaware without regard to conflicts of laws principles.

11.15 **Execution, Delivery and Counterparts.** This Agreement and any amendments hereto may be executed and delivered by facsimile or other electronic transmission, in any number of counterparts, each of which will be deemed to be an original and all of which will constitute one agreement that is binding upon all the parties hereto, notwithstanding that all parties are not signatories to the same counterpart.

[SIGNATURE PAGE FOLLOWS]

The parties are signing this Stock Purchase Agreement with the intent to be legally bound as of the date first set forth above.

BUYER:

THE CRYPTO COMPANY

By:______________________________
Name:____________________________
Title:_____________________________

COMPANY:

BLOCKCHAIN TRAINING ALLIANCE, INC.

DocuSigned by:
By:______________________________
Name: Chad Decker
Title: Chief Executive Officer/President

SELLERS (shareholders):

DocuSigned by:
By:______________________________
Name: Chad Decker
Title: Shareholder - 1,200,000 shares

DocuSigned by:
By:______________________________
Name: Melissa San Roman
Title: Shareholder – 3,060,000 shares

DocuSigned by:
By:______________________________
Name: Ernesto Lee
Title: Shareholder – 650,000 shares

DocuSigned by:
By: James Richardson
Name: James Richardson
Title: Shareholder – 540,000 shares

The parties are signing this Stock Purchase Agreement with the intent to be legally bound as of the date first set forth above.

BUYER:

THE CRYPTO COMPANY

By:____________________
Name: Ron Levy
Title: CEO

COMPANY:

BLOCKCHAIN TRAINING ALLIANCE, INC.

DocuSigned by:
By:____________________
Name: Chad Decker
Title: Chief Executive Officer/President

SELLERS (shareholders):

DocuSigned by:
By:____________________
Name: Chad Decker
Title: Shareholder - 1,200,000 shares

DocuSigned by:
By:____________________
Name: Melissa San Roman
Title: Shareholder – 3,060,000 shares

DocuSigned by:
By:____________________
Name: Ernesto Lee
Title: Shareholder – 650,000 shares

DocuSigned by:
By: James Richardson
Name: James Richardson
Title: Shareholder – 540,000 shares

Schedule 3.1

- The Company is a corporation, duly organized under the laws of the State of Delaware, with its principal executive offices located at 1013 Centre Rd., Suite 403-B, Wilmington, DE 19805.
- The Company is duly registered and authorized to do business as a foreign corporation in the State of California, with its principal place of busines located at 27368 Via Industria #102, Temecula, CA 92590.
- The Company's officers are Chad Decker as CEO/President and Melissa San Roman as CFO and Secretary, of which are both Directors of the Board.
- The Company has a total capitalization consisting of 60,000,000 shares, of which 5,450,000 are outstanding as follows:
  - Chad Decker – 1,200,000 shares
  - Melissa San Roman – 3,060,000 shares
  - Ernesto Lee – 650,000 shares
  - James Richardson – 540,000 shares

Schedule 3.2

There are no conflicts or requirement to give notice regarding the sale of the shares and Company.

Schedule 3.6:

The Company does not have any interest or ownership whatsoever in any real properties, or interest in respect to any leased real estate.

Schedule 3.7

There is no properties to disclose that are held under capatilized leases.

Schedule 3.8

Accounts Receivable to be provided in a separate statement included with the Balance Sheet

Schedule 3.10

No liabilities to disclose, except those disclosed in the Balance Sheet

Schedule 3.11(a)
Tax Returns

The Company has timely filed and is without penalty for all federal and state tax returns, including 2018 Returns, 2019 Returns, and 2020 Returns, and has fully paid any and all taxes owed for said years.

Schedule 3.11(b)

The Company has not been audited for any taxable year by any state or federal agency for the tax returns filed on behalf of the Company since its inception.

Schedule 3.11(c)

The Company does not have any proposed tax assessments.

Schedule 3.13(b)(1)

The Company only has a standard private health care plan for its current three employees, two board members and one contractor. A copy of the Health Care Plan will be provided.

Schedule 3.14(a)

As of January 1, 2018, has been, the company/ seller has been in full compliance with each Legal Requirement that is or was applicable to

Schedule 3.14(b)

There are no government authorizations to disclose

Schedule 3.15(a)

The Company is unaware of any legal proceeding pending, lawsuits, judgments, or orders by any third party, including any government or regulatory agency.

Schedule 3.16

The Company/ seller has conducted their businesses only in the Ordinary Course of Business and there has not been

Schedule 3.17(a)
List of Applicable Contracts.

- Deloitte Contract

SOW 2987 for Agreement to Provide Blockchain Training to Deloitte

Schedule 3.17(b)

No Seller is under any form of contract, rights, or obligations that would restrict or prohibit him/her from executing this Agreement and selling his/her shares.

Schedule 3.17(c)

No exceptions to disclose

Schedule 3.17(d)

No exceptions to disclose

Schedule 3.18(a)
List of Policies

Hartford Workmans Compension Insurance
Policy Holder: Blockchain Training Alliance
Policy Number: 76 WEG AD7UVX
Policy Term 08/01/20-08/01/21

Schedule 3.19, et seq.
Environmental Laws/Disclosure

Not Applicable

Schedule 3.20(a)
Information on Employees and Directors.

Current Employees:

- Kustes, Andrew
  Senior Web Developer
  Hired: April 23, 2018
  Salary: $65,000 Annually
  Paid: 1 and 15 of each month
  Blue Shield: $490.49/Monthly
  Andrew Contributes: $73.64 each pay period toward medical and dental

- Salinas, Wilbert
  Creative Director
  Hired: June 25, 2018
  Salary: $60,000 Annually

Paid: 1 and 15 of each month
Blue Shield: $494.90/Monthly
Wilbert Contributes: $80.96 each pay period toward medical and dental

- Santos, Rosa
  Director of Education
  Hired: April 1, 2018
  Salary: $52,000 Annually
  Paid: 1 and 15 of each month
  BlueShield: N/A

Current Board of Directors:

- San Roman, Melissa
  Chief Operating Officer
  Founder: Feb 26, 2018
  No formal salary
  Blue Shield: $1591.76/Monthly

- Decker, Chad
  Chief Executive Officer
  Founder: Feb 26, 2018
  No formal salary
  Blue Shield: $557.18/Monthly

Contractor:

- Bennet, Kris
  Chief Learning Officer
  No formal salary
  Blue Shield: $1063.76/Monthly

Schedule 3.20(c)
List of Retirees

There are no retired employees, benefits applicable to this section.

Schedule 3.22(b)
List of Intellectual Property Assets.

Training Videos Recorded:

1. Blockchain Overview: Business Foundations On Demand
2. Blockchain Solution Architecture Training On Demand
3. Ethereum Developer Training On Demand

4. Data Science and Blockchain On Demand
5. Corda Distributed Ledger Architecture On Demand
6. Blockchain for Healthcare Professionals On Demand
7. Hyperledger Developer Training On Demand
8. Hyperledger Fabric v1.4: Architecting, Designing and Deploying a Network On Demand
9. IoT and Blockchain

Training Slides for Live Classes:

1. Blockchain Overview: Business Foundations On Demand
2. Blockchain Solution Architecture Training On Demand
3. Ethereum Developer Training On Demand
4. Data Science and Blockchain On Demand
5. Corda Distributed Ledger Architecture On Demand
6. Blockchain for Healthcare Professionals On Demand
7. Hyperledger Developer Training On Demand
8. Hyperledger Fabric v1.4: Architecting, Designing and Deploying a Network On Demand
9. IoT and Blockchain

Certifications:

1. BTA Certified Blockchain Business Foundations (CBBF)
2. BTA Certified Blockchain Solution Architect (CBSA)
3. BTA Certified Blockchain Developer Ethereum (CBDE)
4. Certified Blockchain Developer Hyperledger Fabric (CBDH)

Study Guides:

1. BTA Certified Blockchain Business Foundations (CBBF)
2. BTA Certified Blockchain Solution Architect (CBSA)
3. BTA Certified Blockchain Developer Ethereum (CBDE)
4. Certified Blockchain Developer Hyperledger Fabric (CBDH)

Lab Guides:

1. Ethereum Developer Training On Demand
2. Corda Distributed Ledger Architecture On Demand
3. Hyperledger Developer Training On Demand
4. Hyperledger Fabric v1.4: Architecting, Designing and Deploying a Network On Demand

Schedule 3.22(d)
Exception to Assignment of (d) IP Agreements

A former independent contractor, Howard Poston, was employed by Company to develop certain training modules, manuals, and spreadsheets. Those items were copyrighted by Mr. Poston and were licensed to the Company for no fee for unrestricted use, assignment, distribution, and

otherwise whitelabeling through November 24, 2024. A copy of the license agreement will be provided.

Schedule 3.22(e)
Patents

None.

Schedule 3.22(f)
Trademarks

None.

Schedule 3.22(g)
Copyrights

None that are registered.

Schedule 3.25

No Contracts or Claims with a related person of Sellers to the Company

Schedule 3.27
Bank Accounts

Bank Account:

Chase Bank
Routing: 936513881
Checking:322271627
Current Balance: $12,224.33

PO Box:

UPS
Address: 31915 Rancho California Road, Suite 200-217
Temecula, CA 92592
Access: Key, to be provided

Schedule 4.2

No Conflict as stated in Section 4.2 of the Agreement.